Exhibit 107

The prospectus to which this Exhibit is attached is a final prospectus for the related offerings. The maximum aggregate offering price for each offering is as follows:

•
with respect to notes linked to the S&P 500® Index, $1,777,000;
•
with respect to notes linked to the EURO STOXX 50® Index, $3,055,000; and
•
with respect to notes linked to the S&P 500® Futures Excess Return Index , $2,027,000.